Exhibit 99.1

PRESS ADVISORY
Contact: Courtney Birck
Courtney@spaethcom.com
P: 214-442-1021

SUPPLEMENT TO MARCH 6, 2008 REDDY ICE PRESS RELEASE

MARCH 7, 2008 — DALLAS, TEXAS — Reddy Ice Holdings, Inc. (NYSE: FRZ) is providing further information to supplement the press release issued on March 6, 2008 regarding the execution of a search warrant at the Company’s Dallas corporate office on March 5, 2008.  The execution of the search warrant was directed by the Antitrust Division of the United States Department of Justice in connection with an investigation of the packaged ice industry.  The Company’s board of directors has formed a special committee of independent directors to conduct an internal investigation.

The Company will continue to serve its customers in its normal business manner.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to approximately 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®. Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.  For more information on Reddy Ice, visit the Company’s website at www.reddyice.com.

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